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                                                                      EXHIBIT 21

                                ROCK-TENN COMPANY

                        SUBSIDIARIES OF ROCK-TENN COMPANY

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                  NAME                              JURISDICTION OF INCORPORATION
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
1.    Rock-Tenn Company, Mill Division, Inc.                Tennessee
2.    Dominion Paperboard Products, Ltd.                    Quebec, Canada
3.    Rock-Tenn Company of Texas                            Georgia
4.    Rock-Tenn Converting Company                          Georgia
5.    Rock-Tenn Company of Arkansas                         Georgia
6.    Ling Industries, Inc.                                 Quebec, Canada
7.    Rock-Tenn Company of California, Inc.                 Delaware
8.    Rock-Tenn Company of Illinois, Inc.                   Illinois
9.    Concord Industries, Inc.                              Illinois
10.   Waldorf Corporation                                   Delaware
11.   Wabash Corporation                                    Delaware
12.   Wabash Development, Inc.                              Delaware
13.   Waldorf Realty, Inc.                                  Delaware
14.   Best Recycling, Inc.                                  Iowa
15.   RTS Packaging, LLC                                    Delaware
16.   Rock-Tenn Recycling Company                           Quebec, Canada
17.   Rock-Tenn Partition Company                           Georgia
18.   RTS Empaques S. de R.L. de C.V.                       Mexico
19.   Waldorf Corporation of Minnesota                      Delaware
20.   RTS Embalajes de Chile Limitada                       Santiago, Chile
21.   Rock-Tenn Financial, Inc.                             North Carolina
22.   Rock-Tenn Foreign Sales Corporation                   Barbados
23.   Rock-Tenn Real Estate, LLC                            Georgia
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